INVESTOR RELATIONS CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (“Agreement”) is made this 30th day of October 2009 (“Effective Date”), by and between TechniScan, Inc. (OTC BB: TSNI) (hereinafter referred to as the “Company” or “TSNI”), and Hayden IR (hereinafter referred to as the “Consultant” or “HIR”).

EXPLANATORY STATEMENT

The Consultant affirms that it has successfully demonstrated financial and public relations consulting expertise, and possesses valuable knowledge, and experience in the areas of business finance and corporate investor/public relations. The Company believes that the Consultant’s knowledge, expertise and experience would benefit the Company, and the Company desires to retain the Consultant to perform consulting services for the Company under this Agreement.

NOW, THEREFORE, in consideration of their mutual agreements and covenants contained herein, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and in further consideration of the affixation by the parties of their respective signatures below, the parties agree as follows:

I. CONSULTING SERVICES

1.1 HIR agrees that for a period of twelve (12) months commencing on the Effective Date, the Consultant will reasonably be available during regular business hours to advise, counsel and inform designated officers and employees of the Company about the various industries and businesses in which TSNI is engaged, financial markets and exchanges, competitors, business acquisitions and other aspects of or concerning the Company’s business about which HIR has knowledge or expertise.

1.2 HIR shall render services to the Company as an independent contractor, and not as an employee. All services rendered by HIR on behalf of the Company shall be performed to the best of HIR’s ability in concert with the overall business plan of the Company and the goals and objectives of the Company’s management and Board of Directors.

II. SCOPE OF SERVICES/PROGRAMS/ACTIVITIES:

After an introductory conversation with management, it is clear that TSNI will need to initiate a sophisticated shareholder engagement and investor communications program to support its growth plan and activities as a publicly-held company. We will develop, implement, and maintain an ongoing stock market support system for TSNI with the general objective of expanding awareness among stockbrokers, analysts, micro-cap portfolio/fund managers, and market makers. The program will be predicated on accurate, deliberate and direct disclosure and information flow from the Company and dissemination to the appropriate investor audiences. Key information to be articulated to the investing public includes:

•	A better understanding of the core growth opportunities and key drivers for the end-market being addressed;

•	The extent of the Company’s growth plans, capital requirements, and operating leverage;

•	Establishing and articulating the key operating, growth, and valuation metrics that investors/shareholders should focus on to judge future performance;

HIR will also play a key role, particularly within the first 90 days of the engagement, in introducing management to sources of capital, including bankers, direct investors, and others who may be helpful in securing funding for the Company’s product development and commercialization.

1. PROFESSIONAL INVESTMENT COMMUNITY AWARENESS

A.	Conference calls/meetings arranged by HIR in select cities (and at compatible times) with senior management at TSNI. Target cities include New York, Baltimore, Boston, Greenwich/Stamford, Dallas, San Antonio, Houston, Denver, Atlanta, Phoenix/Scottsdale, Charlotte, Chicago, Minneapolis, Southern Florida, Southern California, San Francisco, St. Louis, and other select cities that express interest. Goal is six to eight meetings in a single day and we combine contacts to increase the number of participants at each meeting when possible. HIR will commit to executing 5 days of road shows per quarter.

B.	All interested parties will be continually updated of the Company’s progress via phone conversations and through our fax/e-mail list for news releases.

C.	HIR will screen all investment firms for upcoming financial conferences, which would be appropriate for TSNI. HIR will work through the proper channels with the goal of receiving invitations for management to present at those conferences which are relevant.

2. SHAREHOLDER COMMUNICATIONS

A.	Contact shareholders on a quarterly basis and gather perception feedback on their views of how the business is evolving and management’s execution relative to expectations.

B.	Open dialogue, expand and update database and keep key investors informed once material developments are reported.

C.	Understand the financials and all operating metrics of the Company in detail, facilitating interactions with new and current investors and articulating the necessary information to assist professionals in completing their due diligence.

D.	Handle investor requests for timely information fulfillment via the telephone and e-mail. HIR will have a knowledgeable senior professional available during market hours to field and respond to all investor inquiries and update the shareholder database accordingly. This is a time intensive service that allows management to focus on executing while showing the Company is shareholder friendly and proactive in its communication efforts.

E.	HIR will provide same day fulfillment for all investor package requests.

F.	Quarterly Conference Calls to accompany the release of quarterly and annual financial results. HIR will assist with scripting these calls and monitoring the continuity to ensure a smooth roll-out for investors.

3.	THE FINANCIAL PRESS

A.	HIR will assist senior management to draft and complete press releases on all material events as deemed by the Company. Management and corporate counsel will approve all press releases before they are sent to the wire.

B.	HIR has negotiated volume discounts with a top-tier wire service vendor and can pass through significantly discounted pricing on a wide range of services.

C.	At Company’s discretion, HIR will disseminate news releases through a Broadcast Fax and/or electronic mail (e-mail) to our established database of financial professionals including: special situation analysts, brokers, fund managers, individual investors, money managers, and current or prospective individual shareholders who are already invested or have expressed an interest in TSNI.

4.	PUBLIC MARKET INSIGHT

Paramount to our collective efforts, HIR will discuss with senior management the importance of establishing conservative expectations and how various corporate actions may be perceived and impact the public market. HIR has the capability to help assess acquisition candidates, discuss the financial impacts, in addition to the longer term implications. We will assist senior management in understanding the life cycle of the financial markets and how TSNI is impacted directly and indirectly by different variables. The Team at HIR leverages its collective expertise gained through representing over 200 public companies to help our clients understand expectations, valuations, perceptions, and investment methodologies utilized by investment professionals. We believe this consulting aspect of our business is extremely valuable for management to optimize key opportunities and to avoid pitfalls.

III. AGENDA:

FIRST 30 DAYS
Initially, we will have to build a public company communications infrastructure. The following steps will be taken.

A.	Due diligence—spend time with management to acquire a deep understanding the Company’s business plan, financial forecasts, capital expenditure needs and cash flow projections, in addition to acquisition and expansion plans. Visit and tour the Company’s facilities during first 2 weeks.

B.	Create a two-page Corporate Profile, which clearly articulates the current business and financial position, as well as the strategy for future growth. This is an important marketing piece for investors to quickly learn about the Company. UPDATED EACH MONTH

C.	Update/improve Investor PowerPoint presentation utilizing our time-tested, preferred format. HIR will incorporate proprietary research, feedback from conversations and meetings to improve the Investor PowerPoint and message delivery. UPDATED AT LEAST ONCE PER QUARTER.

D.	Build a targeted distribution list of funding sources, retail and other specialty investors for TSNI, leveraging our relational database particularly to include those we know who have shown interest in medical technology, diagnostic, and device companies. CONTINUOUSLY MAINTAINED.

E.	Begin outreach program to arrange conference calls and face-to-face investor meetings for management with targeted investment professionals (prioritizing funding sources).

MONTH 2

A. Formalize press release calendar for coming 3 months. Create, edit and release accordingly.

B.	Continue to make introductions to investment professionals (prioritizing funding sources) while seeding and confirming meetings for road shows.

C.	Target bankers, brokers, micro-cap fund managers, buy and sell side analysts, and very high net worth investors which follow companies with a similar sector-focus or financial profile as TSNI for introductions.

D.	Execute a 2- to 3-day road show consisting of not less than two full days of 1/1 and group meetings with qualified investment professionals. (During the meetings and/or conference calls a member of HIR will be available to facilitate the correspondence and assist with due diligence. Management will be provided with a summary of feedback including HIR’s suggestions for improvements on both the context and delivery of the Company’s story.)

MONTH 3

A.	Conduct a 1-to 2-day road show with interested potential investors in conjunction with one-on-one conference calls with management.

B.	Continue to make additional introductions for investment professionals on behalf of the Company. (Prioritizing funding sources.)

C Follow-up and assist with due diligence efforts to convert introductions to potential new shareholders. Schedule conference calls if necessary and establish a pipeline of interest for next road show.

D.	Update the database to ensure that all press releases are being e-mailed to all interested professionals. This includes the input of notes to keep track of all investor correspondence and reminder calls to all investor prior to earnings conference calls.

MONTHS 4-12

A.	Target brokerage firms who hold conferences which would be applicable for TSNI; establish a goal of having management present in at least one investor conference during the twelve month period. We will also seek to have the Company be included in “sell-side” sponsored investor tours in the U.S.

B.	Target newsletter editors and publishers for a “Buy Recommendation”. Focus on Business Publications for appropriate stories on TSNI’s products, competitive advantage and value proposition to investors;

C.	Book formal Road Shows each quarter, preferably just after earnings are released and try to tie these with participation in conferences, and positive news announcements;

D.	Schedule conference calls with interested investors outside of easy to reach cities

We will provide progress reports to senior management when appropriate to evaluate achievements and make changes to the plan where necessary. Many of the above items will occur simultaneously but certain items will have chronological priority over others. As TSNI evolves, the appropriate approach to the market will be incorporated into the agenda for optimal results.

IV. TERM

This Agreement shall remain in effect for a period commencing on the Effective Date and terminating twelve months from the Effective Date, unless earlier terminated in accordance with the provisions of this Section IV (the “Term”). In the event that HIR commits any material breach or violation of the provisions of this Agreement, then the Company has the right to terminate this Agreement any time upon written notice thereof to HIR.

V. COMPENSATION

Regarding compensation, it is our intention to propose parameters that are mutually acceptable to both TSNI and HIR in order to accomplish our collective mission. Based on a commitment of resources necessary to perform successfully on behalf of TSNI for a period of 12 months, Hayden IR proposes the following compensation terms:

Cash and Equity—Fees and Performance-Based Bonuses

A.	Cash: During the Term, monthly cash retainer fee of $8,000 will be paid by PCOF Partners, LLF to HIR in advance per invoice for services each month. (We will apply a discount of 5% to the next invoice if payment is received within 14 business days of invoice date.)

B.	Performance-Based Fees: HIR will be paid a cash bonus for any introduction that it arranges to or with a third party that the Company has not already contacted, or vice versa, regarding any funding or investment including agents/investment bankers, and direct money sources that result in any funding to the Company of $1MM or more during the Term. The cash bonus will be in the amount equal to 1% of the gross amount raised, within 90 days of the funding.

Expenses: Only expenses that would ordinarily be incurred by the Company will be billed back on a monthly basis. Applicable reimbursements would include: creation, printing and postage for investor packages, fees for news wire services, and fees for fax-broadcasting news releases. Any packages requiring additional photocopying/printing will be billed back to the Company at cost (with no mark-up). Any extraordinary items, such as broker lunch presentations, air travel, hotel, ground transportation or media campaigns, etc. shall be paid by the Company, only with Company authorization prior to incurring any expenses.

VI. PRIOR RESTRICTION

HIR represents to the Company that it is not subject to, or bound by, any agreement which sets forth or contains any provision, the existence or enforcement of which would in any way restrict or hinder HIR from performing the services on behalf of the Company that HIR is herein agreeing to perform. Neither HIR nor any consultant it utilizes in connection with the services provided to Company shall provide any representation to a competitor of Company during the term of this Agreement (including any extensions thereof) and for a period of one year thereafter.

VII. ASSIGNMENT

This Agreement is personal to HIR and may not be assigned in any way by HIR without the prior written consent of the Company. Subject to the foregoing, the rights and obligations under this Agreement shall inure to the benefit of, and shall be binding upon, the heirs, legatees, successors and permitted assigns of HIR, and upon the successors and assigns of the Company.

VIII. CONFIDENTIALITY

Except as required by law or court order, HIR will keep confidential any trade secrets or confidential or proprietary information of the Company which are now known to HIR or which hereinafter may become known to HIR and HIR shall not at any time directly or indirectly disclose or permit to be disclosed any such information to any person, firm, or corporation or other entity, or use the same in any way other than in connection with the business of the Company and in any case only with prior written permission of TSNI. For purposes of this Agreement, “trade secrets or confidential or proprietary information” includes information unique to or about the Company including but not limited to its business and is not known or generally available to the public.

HIR shall return to Company all information and property of Company promptly upon termination or expiration of this Agreement. This includes but is not limited to, shareholder lists, investor packages, annual reports, annual budgets, and any other documentation that was generated by or for TSNI during our contractual engagement.

IX. GOVERNING LAW; VENUE; DEFAULT

9.1 This Agreement shall be governed by the laws of the state of New York, without regard to its conflict of law provisions. Any claim or controversy arising under or related to any of the provisions of this Agreement shall be brought only in the state or federal courts sitting in New York, NY. Each of the parties hereto consents to the personal jurisdiction of the aforementioned courts and agrees not to raise any objection to the laying of venue therein including, without limitation, any claim of forum non conveniens.

9.2 In the event that HIR commits any material breach of any provision of this Agreement, as determined by the Company in good faith, the Company may, by injunctive action, compel HIR to comply with, or restrain HIR from violating, such provision, and, in addition, and not in the alternative, the Company shall be entitled to declare HIR in default hereunder and to terminate this Agreement and any further payments hereunder. HIR agrees to indemnify, hold harmless and defend the Company, its directors, officers, employees and agents from and against any and all claims, actions, proceedings, losses, liabilities, costs and expenses (including without limitation, reasonable attorneys’ fees) incurred by any of them in connection with, as a result of and/or due to any actions or inactions and/or misstatements by HIR, its officers, agents and /or employees regarding and/or on behalf of the Company whether in connection with HIR’s performance of its obligations and/or rendering of services pursuant to this Agreement or otherwise.

9.3 Since HIR must at all times rely upon the accuracy and completeness of information supplied to it by the Company’s officers, directors, agents, and employees, the Company agrees to indemnify, hold harmless, and defend HIR, its officers, agents, and employees at the Company’s expense, against any proceeding or suit which may arise out of and/or be due to any material misrepresentation in such information supplied by the Company to HIR (or any material omission by the Company that caused such supplied information to be materially misleading).

X. SEVERABILITY AND REFORMATION

If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future law, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision were never a part hereof, and the remaining provisions shall remain in full force and shall not be affected by the illegal, invalid, or unenforceable provision, or by its severance; but in any such event this Agreement shall be construed to give effect to the severed provision to the extent legally permissible.

XI. NOTICES

Any notices required by this Agreement shall (i) be made in writing and delivered to the party to whom it is addressed by hand delivery, by certified mail, return receipt requested, with adequate postage prepaid, or by courier delivery service (including major overnight delivery companies such as Federal Express and Airborne), (ii) be deemed given when received, and (iii) in the case of the Company, be mailed to its principal office at 3216 South Highland Drive, Suite 200, Salt Lake City, UT 84106, and in the case of HIR, be mailed to Hayden IR, 11 Penn Plaza, Suite 5015, New York, NY 10001.

XII. MISCELLANEOUS

12.1 This Agreement may not be amended, except by a written instrument signed and delivered by each of the parties hereto.

12.2 This Agreement constitutes the entire understanding between the parties hereto with respect to the subject matter hereof, and all other agreements relating to the subject matter hereof are hereby superseded.

12.3 This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Signatures delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, shall be given the same legal force and effect as original signatures.

In Witness Whereof, the parties have executed this Consulting Agreement as of the day and year first above written.

AGREED:
Hayden IR By: /s/ Peter Seltzberg	TechniScan, Inc. By: /s/ Dave Robinson

Mr. Peter Seltzberg, Partner            Mr. Dave Robinson,
President & CEO

With respect to Section V. A. only, and not to any other provision, obligation, condition or agreement set forth herein.

PCOF Partners, LLC, a
Delaware limited liability company
By: /s/ David Rosenberg

David Rosenberg, Manager
By: /s/ Roger Tichenor ________
Roger Tichenor, Manager